May   , 1997     $250,000
Scriptel Holding, Inc.
5 Year, Convertible 12.5% Note

Scriptel Holding, Inc., a Delaware corporation, (the "Corporation"), for value
received, hereby promises to pay to              , (the "Payee"), or order the
sum of $250,000 on May   , 2002 (the "Maturity Date") and to pay interest on
the principal amount from time to time remaining unpaid hereon, from the date hereof, at the rate of 12.5% per annum, payable on the quarterly on the last day of March, June, September and December of each year. The principal hereof and the interest hereon shall be payable at the principal office of the Corporation at 4153 Arlingate Plaza, Columbus, Ohio 43228, or at such place as Payee may designate. This Note shall be secured by a lien on the patents and patent rights owned by the Company including all royalties and other payments received thereon.

1. Conversion - The holder of this Note has the right, at his option, at any time and from time to time, to convert the principal amount hereof and any accrued but unpaid interest, or any lesser amount, but no less than Fifty Thousand ($50,000) Dollars, into Common Shares of the Corporation (the "Shares") at the original conversion price of Ten Cents ($0.10) principal amount of this Note for one Share. Conversion is effected by delivery and surrender of this Note at the office of the Corporation, accompanied by written notice of conversion. The original conversion price is subject to adjustment as set forth below. No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made in respect of any fraction of a Share which would otherwise be issuable upon the surrender of this Note for conversion.

2. Adjustment of Conversion - In the event that the Corporation shall, at any time prior to the Maturity Date of this Note and prior to the conversion into Shares thereof: (i) declare or pay to the holders of the Shares a dividend payable in cash or in any kind of shares of stock of the Corporation; or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially as an entirety to, any other corporation; or
(iv) make any distribution of its assets to holders of its Common Stock as a liquidation or partial liquidation dividend or by way of return of capital; then, upon the subsequent conversion of this Note into Shares, the holder thereof shall receive for the conversion price, in addition to or in substitution for the Shares to which he would otherwise be entitled upon such conversion, such cash, or such additional shares, or such reclassified shares of stock of the Corporation, or such shares of the securities or property of the Corporation resulting from such consolidation or merger or transfer, or such assets of the Corporation, which he would have been entitled to receive had he converted this Note prior to the happening of any of the foregoing events. Notwithstanding the foregoing, and regardless of the happening of any one or more of the events set forth herein, at no time shall the conversion price per share be greater than Twenty Cents ($0.20) per Share.

3. Pre-Payment - The Company may not pre-pay the principal amount of this Note at any time prior to the Maturity Date without the prior written consent of the Payee.

4. Title - This Note is issued subject to the condition, and every holder of this Note by accepting the same agrees with every subsequent holder of this Note and with the Corporation, that title to this Note and all rights hereunder shall be transferable only in accordance with the terms hereof, and by delivery of this Note, duly endorsed, and that the Corporation and all persons dealing with this Note may treat the registered owner hereof or, when presented duly endorsed in blank to a specific person, the bearer of this Note, or such persons respectively, as the absolute owner hereof for all purposes, any notice to the contrary notwithstanding. The Payee may transfer this Note, subject to the terms and conditions hereof, by delivering the Note to the Corporation, duly endorsed, with instructions to re-issue the Note as one or more notes (the one or more notes to have a total face amount equal to the Note) to those person(s) designated by the Payee.

5. Note Not Registered - This Note, and the Shares to be received upon the conversion of this Note, have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), and are issued in reliance upon an exemption from the registration provisions of the 1933 Act. The Payee, and any subsequent holder(s) of this Note, agrees to comply with, and not in any manner violate, all applicable securities laws, rules and regulations and the terms and conditions herein contained with respect to the sale, transfer or other disposition of this Note, including any conditions or other restrictions as may be imposed by any regulatory authorities having jurisdiction as a condition of their granting approval of the issuance of this Note. This Note, and any Shares issued upon the conversion of this Note, shall bear a legend to that effect. Notwithstanding the foregoing, if, in the case of any offering of equity securities by the Company (or securities convertible into equity securities), within ten days after Payee has been made aware by the Company of its intention to effect a registration of any of its securities (otherwise than pursuant to Form S-8 or for an employee benefit plan), the Payee may request and the Company shall honor Payee's request that, solely at the Company's expense, all equity securities in the Company acquired by Payee pursuant to the conversion rights set forth in this Note be included in the registration statement. In addition, in the event that the Company shall receive from the Payee a written request that the Company effect any registration, qualification or compliance with respect to all or any portion of the Shares then held by the Payee, or which the Payee may be entitled upon conversion of this Note, the Company will, as soon as practicable, at its sole cost and expense, effect all such registrations, qualifications and compliances (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue-sky or other state securities laws and appropriate compliance with exemptive regulations issued under the 1933 Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale of all or such portion of the Shares as are specified in such request. The Company shall file the registration statement including the Payee's Shares as soon as practical, but in any event no later than 60 days after the receipt of said request. The Payee is limited to one such demand registration in every 365 day period. The registration statement filed pursuant to Payee's request shall be limited to registering for sale the Shares of Payee and of other payees who hold similar demand rights, but shall not be available to others who hold solely "piggyback" registration rights.

6. Reservation of Shares Issuable on Conversion of Note - The Corporation will at all times keep available out of its authorized shares, solely for issuance upon the conversion of this Note, such number of Shares as from time to time shall be issuable upon the conversion of this Note.

7. Representations and Warranties of the Company - The Company represents and warrants that it is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and that it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company further represents and warrants that it has the corporate power and authority to execute and deliver this Note and to perform its obligations hereunder and to consummate the transactions contemplated herein. The Company has taken all necessary corporate action to authorize the execution, deliver and performance of this Note and the transactions contemplated herein. The Company represents and warrants that this Note has been duly executed and delivered by it and constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company represents and warrants that the execution and deliver of this Note by the Company will not
(i) result in a breach of or constitute a material default under or give rise to any right of termination, cancellation or acceleration under, or create obligations to pay money or otherwise perform a material act pursuant to, any of the terms, conditions, or provisions of any contract, agreement, note or other instrument to which the Company is a party or by which the Company or a material portion of its assets may be bound, (ii) conflict with, or result in any breach of any provision of, the Certificate of Incorporation or By Laws or other governing instruments of the Company, (iii) violate any domestic or foreign, federal, state or local law, rule regulation, statute or ordinance applicable to or binding upon the Company or its properties, or any determination, ruling, decree or judgment of any arbitrator or a court or any other governmental or quasi-governmental entity, official or authority having jurisdiction over the Company or any material portion of its assets or properties; or (iv) result in the imposition of any lien or encumbrance upon any of its capital stock, properties or assets of the Company. The Company represents and warrants that no consent, approval, waiver or other action by any person or entity who is not a party to this Note or under any domestic or foreign, federal, state or local law, rule regulation, statute or ordinance applicable to or binding upon the Company or its properties is required or necessary for the execution or delivery by the Company of this Note or for the consummation of the transactions contemplated herein, or the performance by the Company of its obligations hereunder.

8. Loss, Theft, Destruction, or Mutilation - Upon receipt by the Corporation of evidence satisfactory to it (in the exercise of its reasonable discretion) of the ownership of and the loss, theft, destruction, or mutilation of this Note and (in the case of loss, theft, or destruction) of indemnity satisfactory to it (in the exercise of its reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Corporation will execute and deliver, in lieu thereof, a new Note for like tenor.

9. Taxes - The Corporation will pay all taxes, if any, in respect of the issue of this Note and the Shares issuable upon the conversion thereof.

10. Governing Law - This Note shall be enforced, governed and construed in all respects in accordance with the laws of the State of Texas.

11. Notices - All notices, approvals and other communications authorized or required to be given between the parties hereto shall be validly given or made in writing and hand-delivered, sent by United States mail or by telegram, postage or other charges prepaid, and addressed to the party to whom the notice is given at the address set forth below, or such other address as may be specified in writing to the other party hereto, and shall be deemed to have been received when sent if sent in accordance with the provisions hereof:

If to the Corporation:
Scriptel Holding, Inc.
4153 Arlingate Plaza
Columbus, Ohio  43228
Attn: Bernard H. Eckstein, Chairman

If to the Payee:





IN WITNESS WHEREOF, the Corporation has signed and sealed this Note on May   ,
1997.

Scriptel Holding, Inc.

By:
    Bernard H. Eckstein, Chairman